Exhibit 21.1
Subsidiaries of Registrant

Subsidiaries of NN, Inc.	Jurisdiction of Incorporation or Organization
Advanced Precision Products, Inc.	Delaware
Autocam (China) Automotive Components Co., Ltd.	China
Autocam Corporation	Michigan
Autocam do Brasil Usinagem, Ltda.	Brazil
Autocam Equipment Holdings, LLC	Delaware
Autocam Equipment, LLC	Delaware
Autocam Europe, B.V.	Netherlands
Autocam France, S.A.R.L.	France
Autocam International, Ltd.	Michigan
Autocam Poland Sp. z.o.o.	Poland
Autocam South Carolina, Inc.	Michigan
Autocam-Pax, Inc.	Michigan
Bouverat Industries, S.A.S.	France
Brainin (Foshan) Precision Engineered Products Co. Ltd.	China
Brainin de Mexico, S.A. de C.V.	Mexico
Brainin-Advance Industries LLC	Delaware
Caprock Enclosures, LLC	Texas
Caprock Manufacturing, Inc.	Texas
General Metal Finishing LLC	Delaware
Holmed, LLC	Delaware
HowesTemco, LLC	Delaware
Industrial Molding Corporation	Tennessee
Kugelfertigung Eltmann GmbH	Germany
NN Euroball Ireland Ltd.	Ireland
NN Power Solutions, LLC	Delaware
NN Power Solutions Holdings, LLC	Delaware
NN Precision Plastics, Inc.	Delaware
PMC Acquisition Company, Inc.	Delaware
PMC USA Acquisition Company, Inc.	Delaware
PNC Acquisition Company Inc.	Delaware
Polymetallurgical LLC	Delaware
Precision Metal Components Mexico SRL	Mexico
Premco, Inc.	Massachusetts
Profiles Incorporated	Massachusetts
Southern California Technical Arts, Inc.	California
Triumph LLC	Arizona
Wauconda Tool & Engineering LLC	Delaware
Whirlaway Corporation	Ohio